Exhibit 2.3

STATE OF DELAWARE
CERTIFICATE OF MERGER OF A
DOMESTIC LIMITED LIABILITY COMPANY INTO
A FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

First: The name of the surviving Limited Liability Company is RFS Pharma LLC, a Foreign Limited Liability Company.

Second: The jurisdiction in which this Limited Liability Company was formed is Georgia.

Third: The name of the Limited Liability Company being merged into the Limited Liability Company is RFS Merger Sub, LLC, a Delaware Limited Liability Company.

Fourth: The agreement of merger or consolidation has been approved and executed by each of the business entities which is to merge or consolidate.

Fifth: The name of the surviving foreign Limited Liability Company is RFS Pharma, LLC.

Sixth: An agreement of merger or consolidation is on file at a place of business of the surviving foreign limited Liability Company and the address thereof is 1860 Montreal Road Tucker Georgia 30084

Seventh: A copy of the agreement of merger or consolidation will be furnished by the surviving foreign limited liability company, on request and without cost, to any member of any domestic limited liability company or any person holding an interest in any other business entity which is to merge or consolidate.

Eighth: The surviving foreign Limited Liability Company agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for the enforcement of any obligation of any domestic limited liability company which is to merge or consolidate, irrevocably appointing the Secretary of State as its agent to accept service of process in any such action, suit or proceeding and the address to which a copy of such process shall be mailed to by the Secretary of State is 1860 Montreal Road Tucker Georgia 30084.

IN WITNESS WHEREOF, said Limited Liability Company has caused this certificate to be signed by its authorized person, this 24 day of November A.D., 2014.

By: /s/ Raymond Schinazi

Name: Raymond Schinazi
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